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                                                                    EXHIBIT 99.1

[AMKOR TECHNOLOGY LOGO]                                             NEWS RELEASE

                     AMKOR COMPLETES $200 MILLION FINANCING

CHANDLER, AZ, April 23, 2003 - Amkor Technology, Inc. (Nasdaq: AMKR) has entered into a new $200 million senior secured credit facility consisting of a $170 million term loan maturing January 31, 2006 and a $30 million revolving line of credit that is available through October 31, 2005. The new credit facility replaces Amkor's existing $197 million senior secured credit facility, which includes a $97 million term loan and a $100 million revolving credit facility that were scheduled to mature September 30, 2005 and March 31, 2005, respectively. The funds will be used to repay the $97 million term loan outstanding under the existing credit facility and for general corporate purposes.

A summary of the key terms and conditions of the new credit facility is included at the end of this new release. The credit agreement is being filed this week on form 8-K.

"Completion of this new credit facility further enhances our liquidity and provides a covenant structure that will enable Amkor to more effectively manage our balance sheet and accommodate business growth," said Ken Joyce, Amkor's chief financial officer.

Amkor Technology, Inc. is the world's largest provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com.

Summary of key terms - $200 million senior secured credit facility:

        Term loan:   $170 million         Matures:            January 31, 2006

        Revolver:    $30 million          Available through:  October 31, 2005

        Pricing - subject to pricing grid

            Term Loan:              Libor + 4.00%
            Revolver advances:      Libor + 4.25%

        Term loan amortization:     1% per year for first 2 years; 98% in year 3

        Financial covenants:        Minimum EBITDA
                                    Minimum daily liquidity
                                    Maximum annual capital expenditures
                                    Net Asset Test

        Please refer to credit agreement for complete listing of definitions and provisions.

        Contact:
          Jeffrey Luth
          480-821-2408 x.5130
          jluth@amkor.com